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                                                                  EXHIBIT 23(d)


               CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
Community Bank of the Islands:


We consent to the use in the Pre-Effective Amendment No. 1 to Registration on Form S-4 of Barnett Banks, Inc. and in the Proxy-Prospectus Statement of Community Bank of the Islands of our report dated January 20, 1995, relating to the balance sheet of Community Bank of the Islands as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in Pre-Effective Amendment No. 1 to the Registration and Proxy-Prospectus included therein.


KPMG PEAT MARWICK LLP



Tampa, Florida
August 31, 1995